UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported July 27, 2010

PVF Capital Corp.

(Exact name of registrant as specified in its charter)

Ohio	0-24948	34-1659805
(State or other jurisdiction of incorporation)	(Commission File Number)	( IRS Employer Identification No.)

30000 Aurora Road, Solon, Ohio	44139
(Address of principal executive offices)	(Zip Code)

(440) 248-7171

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On July 27, 2010, the Board of Directors (the “Board”) of PVF Capital Corp. (the “Company”) increased the size of the Board to thirteen members and appointed Frederick D. DiSanto as a member of the Board to serve a term expiring at the 2010 Annual Meeting of Shareholders or upon his successor being elected and qualified. Mr. DiSanto will begin serving as a director effective as of July 27, 2010. At the present time, it is expected that Mr. DiSanto will serve on the Audit Committee of the Board.

In conjunction with the appointment of Mr. DiSanto, the Board also accepted the resignations of directors Robert K. Healey, Ronald D. Holman, II, Stanley T. Jaros, John R. Male, and Raymond J. Negrelli, effective July 28, 2010. With the appointment of Mr. DiSanto and the resignations of Messrs. Healey, Holman, Jaros, Male and Negrelli, the Board anticipates reducing the size of the Board from thirteen to eight members, subject to the receipt of any required regulatory approvals.

A press release announcing the appointment of Mr. DiSanto and the resignations of Messrs. Healey, Holman, Jaros, Male and Negrelli is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

ITEM 5.03	AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On July 27, 2010, the Board approved an amendment to Section 2 of Article I of the Company’s Bylaws to increase the membership of the Board from 12 members to 13 members. For more information, reference is made to the text of the amendment, a copy of which is attached as Exhibit 3.2 hereto and incorporated by reference herein.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit Number	Description

3.2	Amendment to Bylaws of PVF Capital Corp.

99.1	Press Release, dated August 2, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PVF CAPITAL CORP.

By:	/s/ Jeffrey N. Male
Jeffrey N. Male
Vice President and Secretary

Date: August 2, 2010